Exhibit 99(a)

For:		From:

Ladish Co., Inc.		Libby Communications
5481 South Packard Avenue		1414 East Harbour Towne Circle
Cudahy, WI 53110		Muskegon, MI 49441
Contact:	Wayne E. Larsen	Contact:	William J. Libby
	414-747-2935		231-755-4111
	414-747-2602 Fax		231-755-4144 Fax
Release date: 10 February 2010
Ladish Revises Tax Provision
Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported revised net earnings and earnings per share amounts for the three months and year ended December 31, 2009 to reflect a revision to the Company’s income tax benefit for such periods. The amounts of the Company’s income tax benefit for the three months and year ended December 31, 2009 were reduced by $0.547 million to $3.122 million and $2.894 million, respectively, from the amounts announced in the Company’s February 1, 2010 earnings release. As a result, basic and diluted earnings per share were reduced by $0.03 and $0.04 per share for the three months and year ended December 31, 2009, respectively. The following table reflects the Company’s revised income tax provision (benefit), net income and earnings per share for the three months and year ended December 31, 2009, as well as the amounts for the comparable periods of 2008.

	For the Three Months		For the Year
	Ended December 31		Ended December 31
(Dollars in thousands, except per share data)	2009	2008	2009	2008
Pretax income	$3,319	$6,896	$3,136	$38,250
Income tax provision (benefit)	(3,122)	(2,778)	(2,894)	5,876
Noncontrolling interest in subsidiary	(12)	106	(64)	169

Net income	$6,453	$9,568	$6,094	$32,205

Basic earnings per share	$0.41	$0.60	$0.38	$2.15
Basic weighted average shares outstanding	15,903,004	15,901,216	15,901,833	14,998,437
Diluted earnings per share	$0.41	$0.60	$0.38	$2.15
Diluted weighted average shares outstanding	15,903,682	15,902,647	15,902,246	15,000,844
Ladish Co., Inc. is a leading producer of highly engineered, technically advanced metal components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, California, Connecticut, Oregon and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.
This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.
# # # #